Consent of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee
CrossFirst Bankshares, Inc.
Leawood, Kansas

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CrossFirst Bankshares, Inc. (the “Company”) of our report dated March 25, 2019, on our audits of the consolidated financial statements of the Company as of December 31, 2018 and 2017, and for each of the years in the two-year period ended December 31, 2018, which report is included in the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-232704).

Kansas City, Missouri
September 13, 2019